EXHIBIT 99.1

First State Financial Corporation Announces First Quarter 2009 Results

SARASOTA, Fla., May 20, 2009 (GLOBE NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) today reported a first quarter 2009 net loss of $16.3 million, or a loss of $2.76 per diluted share, as compared to net loss of $1.1 million, or $0.19 per diluted share for the same period in 2008. First State's first quarter 2009 net loss was primarily attributable to a $15.5 million provision for loan losses and a decrease in net interest income. Book value per share decreased to $1.97 at March 31, 2009 from $4.73 at December 31, 2008.

Headquartered in Sarasota, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from nine locations, with four branches in Sarasota County and five branches in Pinellas County.

Among factors contributing to the loss was the "further reduction in commercial real estate values," according to First State Bank President and CEO John E. "Jed" Wilkinson. While the first quarter loss further impacted First State Bank's capital position, he said, the Bank has taken steps to remedy the situation. "Earlier this year, the management of the Bank and the Bank's Board of Directors recognized the need for additional capital and embarked on a plan to explore all options available," Wilkinson explained. As a result, he said, "we are currently exploring alternatives and are in discussions with potential investors to infuse sufficient capital to return the bank to the status of well-capitalized."

Net interest income decreased to $1.9 million for the three months ended March 31, 2009 from $3.5 million for the same period in 2008 primarily due to compression in the net interest margin resulting from a decrease in loan interest rates for the first quarter of 2009 and an increased level of non-accrual loans. The annualized net interest margin on a tax equivalent basis for the three months ended March 31, 2009 was 1.86%, compared to 2.79% for the year ended December 31, 2008 and 3.15% for the first quarter of 2008.

As of March 31, 2009, the allowance for loan losses totaled $16.7 million, or 4.63% of total gross loans and 78% of non-performing loans compared to $20.7 million, or 5.33% of total gross loans and 87% of non-performing loans as of December 31, 2008 and $10.0 million, or 2.55% of total gross loans and 136% of non-performing loans as of March 31, 2008. Annualized net charge-offs amounted to 21.8% of average loans for the quarter ended March 31, 2009 compared to annualized net charge-offs of 0.54% of average loans for the quarter ended March 31, 2008.

Non-interest income for the first three months of 2009 was $737 thousand compared to $691 thousand for the same period of 2008. The first quarter increase was primarily attributable to a $394 thousand gain on the sale of securities partially offset by a decrease in service charges.

For the first three months of 2009, non-interest expense was $3.5 million compared to $3.1 million for the same period in 2008. Salary and benefit costs represented the largest increase in non-interest expense. As of March 31, 2009 there were 135.0 full-time equivalent employees compared to 129.5 at March 31, 2008. The increase was also attributable to an increase in occupancy costs due to new branch openings during the second quarter of 2008.

Total assets were $440.6 million at March 31, 2009 representing compression of 6.2% from the March 31, 2008 balance of $469.7 and compression of 4.9% from the December 31, 2008 balance of $463.2 million. Total gross loans decreased 8.7% to $360.1 million as of March 31, 2009 compared to $394.2 million a year ago, and declined 7.1% compared to $387.8 at December 31, 2008. Total deposits increased 1.1% to $381.7 million as of March 31, 2009 from $377.4 million a year ago, and increased 3.8% from $367.9 million as of December 31, 2008.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

 First State Financial Corporation
 Unaudited Summary Consolidated Statements of Income

                                                For the quarter ended
                                                      March 31,
 (in thousands, except for per share data)         2009       2008
                                                   ----       ----

 Interest income                                 $  5,775   $  7,975
 Interest expense                                   3,843      4,476
                                                 --------    -------
 Net interest income                                1,932      3,499
 Provision for loan loss                          (15,541)    (2,933)
 Non-interest income                                  737        691
 Non-interest expense                              (3,471)    (3,134)
                                                 --------    -------
 Loss before income tax benefit                   (16,343)    (1,877)
 Income tax benefit                                    --       (739)
                                                 --------   --------
 Net loss                                        $(16,343)  $ (1,138)

 Basic loss per share                            $  (2.76)  $  (0.19)
 Diluted loss per share                          $  (2.76)  $  (0.19)

 Selected financial data (in                                 For the
  thousands except for per share    For the quarter ended   year ended
  data)                                   March 31,        December 31,
                                      2009         2008        2008
                                      ----         ----        ----

 Average loans outstanding          $ 363,227   $ 388,418   $ 377,252
 Average earning assets             $ 428,972   $ 452,887   $ 449,385
 Annualized return on average
  assets                               (14.31)%     (0.96)%     (4.46)%
 Annualized return on average
  equity                              (191.96)%     (9.13)%    (46.07)%
 Net interest margin on a fully
  tax equivalent basis                   1.86%       3.15%       2.79%

 Weighted average diluted shares    5,920,300   5,920,300   5,920,300

                                       At          At          At
                                    March 31,   March 31,  December 31,
                                      2009        2008         2008
                                      ----        ----         ----

 Book value                         $    1.97   $    8.14   $    4.73
 End of period shares outstanding   5,920,300   5,920,300   5,920,300

 Total earning assets               $ 411,182   $ 448,325   $ 438,065
 Total loans                        $ 360,123   $ 394,166   $ 387,779
 Total assets                       $ 440,567   $ 469,686   $ 463,236
 Total deposits                     $ 381,656   $ 377,351   $ 367,858
 Total stockholders equity          $  11,676   $  48,181   $  27,993

 Net loan (charge-offs) /
  recoveries                        $ (19,539)  $    (523)  $  (9,395)
 Non-accrual loans                  $  21,301   $   7,370   $  23,880
 Non-accrual loans as a % of total
  gross loans                            5.92%       1.87%       6.16%

CONTACT:  First State Financial Corporation
          John E. "Jed" Wilkinson
          941-929-9000
          jwilkinson@firststatefl.com